Exhibit D

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT dated as of October 31, 2006, by and among Clarion Value Fund, Inc., a Maryland corporation (the "Fund"), and ING Clarion Capital, LLC, a registered investment adviser organized as a limited liability company under the laws of the State of New York (the "Adviser").

      1. DUTIES OF ADVISER. The Fund hereby appoints the Adviser to act as discretionary investment adviser to the Fund for the period and on such terms as set forth in this Agreement. The Fund employs the Adviser to (a) manage the investment and reinvestment of the assets, hedges and liabilities of the Fund in accordance with the Fund's investment objectives detailed in the offering memorandum, (b) continuously review, supervise and administer the investment program of the Fund, (c) determine the investments to be purchased or sold and the portion of the Fund's assets to be held uninvested, (d) provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, (e) take all other actions advisable or appropriate relating to the investments and other assets of the Fund, and (f) render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities.

      The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and any investment guidelines from time to time furnished to the Adviser by the Board of Directors of the Fund and applicable laws and regulations. The Adviser accepts as a part of its responsibilities, the duty to manage the Fund consistent with the Fund's intent to qualify annually to be taxed as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Adviser will only be reimbursed for out of pocket due diligence and other expenses incurred in managing the Fund's investments.

      2. FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of investments of the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, provided, however, that, subject to policies established from time to time by the Board of Directors of the Fund, the Adviser may effect securities transactions at commission rates (or "mark-up" to dealers) in excess of the minimum commission rates (or "mark-up" to dealers) available, if the Adviser determines in good faith that such amount of commission (or "mark-up" to dealers) is reasonable in relation to the value of the brokerage, research or other services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

      The Adviser is authorized to execute all transactions and form all affiliates and strategic relationships necessary to achieve objectives of the Fund, as detailed in the offering memorandum.

      3. COMPENSATION OF THE ADVISER. The Fund is a feeder fund in a master-feeder fund structure and, accordingly, invests all of its assets in the Clarion Value Fund Master, LLC (the "Master Fund"). For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Master Fund and/or the Fund shall pay to the Adviser in quarterly installments an overall advisory fee (when measured on a combined basis at both the Master Fund and Fund levels) calculated by applying the following annual percentage rate to the Fund's average monthly net assets for the month: 0.63%. For the avoidance of doubt, and to effectuate the combined basis fee calculations contemplated by the preceding sentence, a portion of any fee paid to the Adviser under the Adviser's advisory agreement with the Master Fund ("Master Fund Fees") shall be offset against, and thereby automatically reduce, the fee otherwise payable to the Adviser under this Section 3, such offset portion to be calculated for any relevant period by multiplying the Master Fund Fees paid to the Adviser for the period by that ratio realized by dividing (a) the average value of the net

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assets of the Master Fund attributable to shares held by the Fund for the period by (b) the average value of the total net assets of the Master Fund for the period.

      4. OTHER SERVICES. At the request of the independent directors of the Fund, the Adviser in its discretion may make available to the Fund office facilities, equipment, personnel and other services not contemplated in the ordinary course of managing the Fund at the Fund's expense. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.

      5. REPORTS. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

      6. STATUS OF ADVISER. The Adviser has represented to the Fund that it is a registered investment adviser under the Investment Advisers Act of 1940. The Fund acknowledges receipt from the Adviser, at least 48 hours prior to entering into this Agreement, of Part II of the Adviser's Form ADV as filed with the Securities and Exchange Commission. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired in any material respect thereby.

      7. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940
Act")), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the portfolio. The Adviser shall be protected with respect to actions which it takes or forbears from taking in reliance on advice of unaffiliated agents or counsel prudently selected. The foregoing shall not constitute a waiver or limitation on any right of any person under Federal or state securities laws.

      8. PERMISSIBLE INTEREST. Subject to and in accordance with the Articles of Incorporation of the Fund and the LLC Agreement of the Adviser, Directors, officers, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, officers, agents, investors or otherwise; and members, officers, agents, investors or otherwise of the Adviser (or any successor) are or may be interested in the Fund as shareholders or otherwise. The effect of any such interrelationships shall be governed by said Articles of Incorporations and LLC Agreement and the provisions of the 1940 Act.

      9. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or (c) by vote of a majority of the outstanding voting securities of the Fund; however, if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

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      As used in this Section 9, the terms  "assignment",  "interested  persons"
and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

      10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

      11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      12. ASSIGNABILITY. This Agreement shall not be assigned by either party without the prior written consent of the other party, provided, however, that the Investor consents to the transfer of any interest in the Adviser to ING Group or its affiliates.

      13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, subject to the supremacy of the federal securities laws governing the terms of this Agreement.

      14. NOTICES.

              Notices to the Fund shall be delivered to

              Ryan Martin
              Chief Financial Officer
              Clarion Value Fund, Inc.
              c/o ING Clarion Capital, LLC
              230 Park Avenue, 12th Floor
              New York, NY 10169

              Daniel Heflin
              President and Chief Executive Officer
              ING Clarion Capital, LLC
              230 Park Avenue, 12th Floor
              New York, NY 10169

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CLARION VALUE FUND, INC.            ING CLARION CAPITAL, LLC


By: ____________________________    By: ________________________________________
Name: Ryan Martin                   Name: Daniel Heflin
Title: Chief Financial Officer      Title: President and Chief Executive Officer